EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Terremark Worldwide, Inc.:
We have issued our reports dated June 14, 2006, with respect to the consolidated financial statements of Terremark Worldwide, Inc. and subsidiaries, Terremark Worldwide, Inc. and management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Terremark Worldwide, Inc. and subsidiaries, included in the 2006 Annual Report to Stockholders of Terremark Worldwide, Inc. and subsidiaries. We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Terremark Worldwide, Inc. and subsidiaries of the aforementioned reports. We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118369, 333-98331 and 333-132995) and on Form S-3 (Nos. 333-123775, 333-102286, 333-121133 and 333-127622).

/s/ KPMG LLP
Miami, Florida
June 14, 2006